Exhibit 99.1

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply, Inc. Announces Second Quarter Fiscal 2011 Results

•	Net sales increased 10.0 percent to $2.2 billion
•	Operating income improved $46 million to $73 million
•	Adjusted EBITDA increased 29.7 percent to $166 million
•	$1.2 billion of liquidity

ATLANTA, GA – SEPTEMBER 8, 2011 – HD Supply, Inc. today reported net sales for the fiscal 2011 second quarter ended July 31, 2011 of $2.2 billion, an increase of $195 million, or 10.0 percent, as compared to the second quarter of fiscal 2010. Gross profit for the second quarter of fiscal 2011 increased by $57 million, or 10.5 percent, to $601 million compared to $544 million for the second quarter of fiscal 2010. Gross profit for the second quarter of fiscal 2011 was 27.9 percent of net sales versus 27.7 percent of net sales for the second quarter of fiscal 2010.

Operating income for the second quarter of fiscal 2011 was $73 million, an improvement of $46 million compared to operating income of $27 million for the second quarter of fiscal 2010. The improvement in operating income reflects the 10.0 percent sales growth and a 110 basis point decline in selling, general and administrative expenses as percent of sales despite inflationary pressure, including medical costs, fuel costs and a resumption of the company’s 401(k) match. Liquidity at the end of the second quarter of fiscal 2011 was $1.2 billion.

Loss from continuing operations before income taxes was $86 million in the second quarter of fiscal 2011, an improvement of $41 million as compared to the second quarter of fiscal 2010. Loss from continuing operations for the second quarter of fiscal 2011 was $101 million, compared to a loss from continuing operations of $115 million for the second quarter of fiscal 2010.

Joe DeAngelo, CEO of HD Supply, stated, “The second quarter results marked the company’s fifth consecutive quarter of sales growth and each of our business sectors [Infrastructure & Energy, Specialty Construction and Maintenance, Repair & Improvement] reported year-over-year sales growth for the quarter. During the second quarter, sales initiatives, continued focus on margin expansion and cost control resulted in the highest quarterly operating income since the second quarter of fiscal 2008.”

DeAngelo continued, “Our consistently improving performance is the result of HD Supply associates’ unparalleled industry expertise and superior customer service. Furthermore, our strong liquidity, innovative solutions and expansive geographic reach have us well positioned to deliver exceptional results.”

HD Supply is continually evolving and enhancing its business to meet the changing demands of its customers, as evidenced by the second quarter 2011 launch of HD Supply Facilities Maintenance’s mobile-enabled e-commerce website, hdsupplysolutions.com. Using a smartphone and this new mobile website, professional customers have access to find products and place orders 24 hours a day, seven days a week, from any location.

In addition to innovation, HD Supply is continually evaluating strategic business acquisitions and partnerships. During the second quarter of fiscal 2011, HD Supply Waterworks completed the acquisition of Rexford Albany Municipal Supply Company, Inc. (“RAMSCO”), expanding for the first time into the state of New York. More recently, Facilities Maintenance, in partnership with U.S. Communities, a non-profit government purchasing cooperative, was awarded the products and related services MRO contract for one of the largest counties in the U.S. – Maricopa County in Arizona.

Sale of Plumbing Business

On August 25, 2011, the company entered into a definitive agreement to sell all of the issued and outstanding equity interests in its Plumbing/HVAC business to Hajoca Corporation. The transaction is expected to close in September 2011 upon the satisfaction of customary closing conditions, including obtaining requisite government approvals. Upon the closing of the transaction, the company anticipates recording a modest gain and expects to utilize the funds from the transaction for growth initiatives. The results of the Plumbing/HVAC operations will be reflected as discontinued operations beginning in the third quarter of fiscal 2011.

Year-to-date Results

Net sales for the six months ended July 31, 2011 were $4.0 billion, an increase of $283 million, or 7.5 percent, compared to the six months ended August 1, 2010. Gross profit in the year-to-date period of fiscal 2011 increased by $83 million, or 7.9 percent, to $1.1 billion compared to $1.0 billion for same period of fiscal 2010. Gross profit for the year-to-date period of fiscal 2011 was 27.9 percent of net sales versus 27.8 percent of net sales for the same period of fiscal 2010.

Operating income for the six months ended July 31, 2011 was $85 million, an improvement of $79 million compared to an operating income of $6 million for the same period of fiscal 2010. The improvement in operating income reflects the 7.5 percent sales growth and a 100 basis point decline in selling, general and administrative expenses as percent of sales despite inflationary pressure, including medical costs, fuel costs and a resumption of the company’s 401(k) match.

Loss from continuing operations before income taxes was $231 million in the six months ended July 31, 2011, an improvement of $76 million as compared to the same period of fiscal 2010. Loss from continuing operations for the six months ended July 31, 2011 was $266 million, compared to a loss from continuing operations of $317 million for the same period of fiscal 2010.

Adjusted EBITDA (second quarter and year-to-date)

Adjusted EBITDA for the second quarter of fiscal 2011 increased 29.7 percent to $166 million from $128 million in the second quarter of fiscal 2010. Adjusted EBITDA for the second quarter of fiscal 2011 was 7.7 percent of net sales versus 6.5 percent of net sales for second quarter of fiscal 2010. The increase in the Adjusted EBITDA rate reflects management’s focus on operating efficiency through gross margin enhancement and cost control efforts. Adjusted EBITDA for the first six months of fiscal 2011 increased 28.2 percent to $273 million from $213 million in the same period of fiscal 2010. Adjusted EBITDA for the first six months of fiscal 2011 was 6.7 percent of net sales versus 5.7 percent of net sales for same period of fiscal 2010. The company presents Adjusted EBITDA to provide additional information to evaluate its operating performance and its ability to service its debt. Reconciliations of GAAP measures to non-GAAP Adjusted EBITDA are included at the end of this press release.

About HD Supply

HD Supply (www.hdsupply.com) is a leading wholesale distribution company, providing a broad range of products and services to professional customers in the infrastructure & energy, maintenance, repair & improvement and specialty construction markets. With a diverse portfolio of industry-leading businesses, HD Supply is one of the largest diversified wholesale distributors in North America, with 771 locations.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our annual report on Form 10-K for the year ended January 30, 2011, filed on April 14, 2011 with the Securities & Exchange Commission (“SEC”), which can be found at the SEC’s website www.sec.gov, each of which is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

HD SUPPLY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Amounts in millions, unaudited

	Three Months Ended		Six Months Ended
	July 31, 2011	August 1, 2010	July 31, 2011	August 1, 2010
Net Sales	$2,157	$1,962	$4,045	$3,762
Cost of sales	1,556	1,418	2,917	2,717

Gross Profit	601	544	1,128	1,045
Operating expenses:
Selling, general and administrative	440	421	867	844
Depreciation and amortization	88	93	176	187
Restructuring	—	3	—	8

Total operating expenses	528	517	1,043	1,039
Operating Income (Loss)	73	27	85	6
Interest expense	159	155	317	311
Other (income) expense, net	—	(1)	(1)	2

Income (Loss) from Continuing Operations Before Income Taxes	(86)	(127)	(231)	(307)
Provision (benefit) for income taxes	15	(12)	35	10

Income (Loss) from Continuing Operations	(101)	(115)	(266)	(317)
Income from discontinued operations, net of tax	—	—	1	—

Net Income (Loss)	$(101)	$(115)	$(265)	$(317)

HD SUPPLY, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, except share data, unaudited

	July 31, 2011	January 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$91	$292
Receivables, less allowance for doubtful accounts of $37 and $36	1,169	907
Inventories	1,178	1,035
Deferred tax asset	81	102
Other current assets	60	45

Total current assets	2,579	2,381

Property and equipment, net	375	390
Goodwill	3,152	3,150
Intangible assets, net	866	992
Other assets	171	176

Total assets	$7,143	$7,089

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$848	$805
Accrued compensation and benefits	105	118
Current installments of long-term debt	10	10
Other current liabilities	283	272

Total current liabilities	1,246	1,205

Long-term debt, excluding current installments	5,501	5,239
Deferred tax liabilities	98	101
Other liabilities	451	448

Total liabilities	7,296	6,993

Stockholders’ equity (deficit):
Common stock, par value $0.01; authorized 1,000 shares; issued 1,000 shares at July 31, 2011 and January 30, 2011	—	—
Paid-in capital	2,669	2,660
Accumulated deficit	(2,828)	(2,563)
Accumulated other comprehensive income (loss)	6	(1)

Total stockholders’ equity (deficit)	(153)	96

Total liabilities and stockholders’ equity (deficit)	$7,143	$7,089

Non-GAAP Financial Measures

To provide clarity, internally and externally, about HD Supply’s operating performance for the recently completed fiscal quarter, HD Supply supplemented its reporting of loss from continuing operations with the non-GAAP measurements, including Adjusted EBITDA. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements. Additional information regarding the Adjusted EBITDA referred to in this press release is included in our filings with the SEC, including a Current Report on Form 8-K filed concurrently with the issuance of this press release.

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure under U.S. GAAP, to EBITDA and Adjusted EBITDA for the periods presented (amounts in millions).

	Three Months Ended		Six Months Ended
	July 31, 2011	August 1, 2010	July 31, 2011	August 1, 2010
Net income (loss)	$(101)	$(115)	$(265)	$(317)
Less income from discontinued operations, net of tax	—	—	(1)	—

Income (loss) from continuing operations	(101)	(115)	(266)	(317)
Interest expense, net	159	155	317	311
Provision (benefit) from income taxes	15	(12)	35	10
Depreciation and amortization	88	94	177	188

EBITDA	161	122	263	192

Adjustments to EBITDA:
Other (income) expense, net(i)	—	(1)	(1)	2
Restructuring charge(ii)	—	3	—	8
Stock-based compensation(iii)	5	4	9	8
Management fee & related expenses paid to Equity Sponsors(iv)	2	2	3	3
Other	(2)	(2)	(1)	—

Adjusted EBITDA	$166	$128	$273	$213

(i)	Represents the loss on extinguishment of debt, the gains/losses associated with the changes in fair value of interest rate swap contracts not accounted for under hedge accounting, and other non-operating income/expense.

(ii)	Represents the costs incurred for employee reductions and branch closures or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location.

(iii)	Represents the non-cash costs for employee stock options.

(iv)	The company entered into a management agreement whereby the company pays the Equity Sponsors a $5 million annual aggregate management fee. In addition, the company reimburses certain Equity Sponsor expenses.